Exhibit 4.2

                                    FORM OF
                      NONQUALIFIED STOCK OPTION AGREEMENT
                           FOR EBITDA-LINKED OPTIONS
                          PURSUANT TO THE ZiLOG, INC.
                       2002 OMNIBUS STOCK INCENTIVE PLAN


                  This Nonqualified Stock Option Agreement for EBITDA-Linked
Options (the "Option Agreement") is made and entered into as of [           ],
2002 (the "Date of Grant"), by and between ZiLOG, Inc., a Delaware corporation
(the "Company"), and [                         ] (the "Optionee").  Capitalized
terms not defined herein shall have the meaning ascribed to them in the ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan (the "Plan"), attached hereto as
Exhibit A.

         1. Number of Shares. The Company hereby grants to the Optionee an option (this "Option") to purchase [ ] Shares (the "Option Shares") at an Exercise Price per Share of $2.76, subject to all of the terms and conditions of this Option Agreement and the Plan.

         2. Option Term. The term of the Option and of this Option Agreement (the "Option Term") is determined pursuant to Section 8(d) of the Plan.

         3. Conditions of Vesting and Exercise. The conditions of vesting and exercise are determined pursuant to Section 8(e) of the Plan.

         4. Method of Exercise of Options. The method of exercise of the Option is determined pursuant to Section 8(f) of the Plan.

         5. Effect of Termination of Employment or Service. The effect of termination of employment or service is determined pursuant to Section 8(i) of the Planprovided that options that are vested and exercisable at the time of termination shall remain exercisable for a period of ninety days from the termination date.

         6. Nontransferability of Options. The nontransferability provisions of the Option are determined pursuant to Section 8(h) of the Plan.

         7. Right of First Refusal Prior to Change of Control, Initial Public Offering or Third Anniversary of the Effective Date. The right of first refusal, which applies until the occurrence of a Change of Control, an Initial Public Offering or the third anniversary of the Effective Date, whichever occurs first, is determined pursuant to Section 13(e) of the Plan.

         8. Notices. All notices and other communications under this Option Agreement shall be in writing and shall be given by facsimile or first class mail, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission by facsimile to the respective parties named below:

                  If to Company:    ZiLOG, Inc.
                                    532 Race Street
                                    San Jose, CA 95126
                                    Facsimile:
                                    Attn:  Corporate Secretary

                  If to the Optionee:


                                    Facsimile:

         Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

         9. Tax Consequences. The Optionee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by the Option Agreement and is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Optionee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Option Agreement.

         10. Securities Laws Requirements. The Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Option Shares to the Optionee upon exercise of such Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any Option Shares pursuant to any exercise of the Option that the Optionee furnish a written representation that he or she is purchasing or acquiring the Option Shares for investment and not with a view to resale or distribution to the public. Each certificate representing Option Shares shall bear the legend set forth below and any other legends that may be required by the Company or by any federal or state securities laws:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEES. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

         Further, if the Company decides, in its sole discretion, that the listing or qualification of the Option Shares under any securities or other applicable law is necessary or desirable, the Option shall not be exercisable, in whole or in part, unless and until such listing or qualification, or a consent or approval with respect thereto, shall have been effected or obtained free of any conditions not acceptable to the Company.

         11. No Obligation to Register Option Shares. The Company shall be under no obligation to register the Option Shares pursuant to the Securities Act or any other federal or state securities laws.

         12. Market Stand-Off; Drag-Along Rights; Repurchase Rights. The market stand-off, drag-along rights and repurchase rights provisions are determined pursuant to Sections 13(a), (b) and (c) respectively, of the Plan.

         13. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of the Plan, this Option Agreement or the Certificate of Incorporation or the By-Laws of the Company, will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

         14. Withholding Taxes. The tax withholding provisions are determined pursuant to Section 12 of the Plan.

         15. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

         16. Governing Law. This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

         17. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

         18. Rights as a Stockholder. The rights as a stockholder are determined pursuant to Section 8(g) of the Plan.

         19. Agreement Not a Contract for Services. Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company, any Parent or Related Company for any period of time or at any specific rate of compensation.

         20. Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

         21. Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Option Agreement. The Optionee has read and understand the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Option Agreement.



         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.


OPTIONEE                                ZiLOG, INC.


By   ________________________          By_______________________________


Name ________________________           Name____________________________


                                        Title___________________________